Exhibit 99.7

CONSENT OF DUFF & PHELPS

Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) hereby consents to (i) the filing of our fairness opinion dated October 6, 2021 (the “Opinion”) to the Board of Directors of FirstMark Horizon Acquisition Corp. (“FMAC”) as Annex L to this Registration Statement on Form S-4, (ii) the references therein to Duff & Phelps and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by the Board of Directors of FMAC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Duff & Phelps, A Kroll Business

/s/ David Lee

By:       David Lee

Title:    Managing Director

Kroll, LLC

February 3, 2022